Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM
We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated June 24, 2009, with respect to the consolidated financial statements of Teekay Corporation and the effectiveness of internal control over financial reporting of Teekay Corporation, in this Registration Statement (Form F-3 No. 333-xxxxxx) and related Prospectus of Teekay Corporation for the registration of $300 million of Senior Notes due 2020.

Vancouver, Canada,	/s/ Ernst & Young LLP
January 13, 2010	Chartered Accountants